Exhibit 99.1

News Release

ASCENA RETAIL GROUP, INC. ANNOUNCES NEW LANE BRYANT PRESIDENT

SUFFERN, NY - February 14, 2013 - Ascena Retail Group, Inc. (NASDAQ: ASNA) today announced that Linda Heasley has accepted the position of President and CEO of Lane Bryant effective February 18, 2013.

Ms. Heasley joins ascena’s Lane Bryant division after six years as President and CEO of The Limited. During her time with The Limited, Ms. Heasley has revamped store product lines; introduced new brand positioning; launched e-commerce; commissioned a new store design; introduced a new plus-size brand, inaugurated a new national advertising campaign and returned The Limited to sustained profitability for the first time in 17 years.

In addition to her experience at The Limited, Ms. Heasley has held numerous senior leadership roles at Timberland, Limited Brands, Inc. and CVS. She holds an AB degree from Harvard Radcliffe College and earned her MBA at the John Anderson School of Management, UCLA.

David Jaffe, President and CEO of the Ascena Retail Group, commented, “A very focused search process was conducted and the organization was able to attract a number of highly qualified candidates. Linda is the ideal person to lead Lane Bryant. She has a track record of impressive business results, an engaging and collaborative style, and a passion for the customer.” Ms. Heasley added, “I’m extremely excited about this opportunity. Lane Bryant is an iconic brand and I’m looking forward to being part of its revitalization.”

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ: ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women and tween girls, under the Justice, Lane Bryant, maurices, dressbarn and Catherines brands. Ascena Retail Group, Inc. operates through its subsidiaries approximately 3,800 stores throughout the United States, Puerto Rico and Canada.

For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.charmingshoppes.com, www.shopjustice.com, www.lanebryant.com, www.maurices.com, www.dressbarn.com, www.catherines.com, www.cacique.com.

Source: Ascena Retail Group, Inc.

Ascena Retail Group, Inc.

Investor Relations

845-369-4600

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ICR, Inc.

Alecia Pulman, 203-682-8224 (alecia.pulman@icrinc.com)